Exhibit 4.73

Execution Version

LOAN AGREEMENT

SENIOR UNSECURED CREDIT FACILITY

This Loan Agreement (this “Agreement”) is made as of December 9, 2014, between BAIDU, INC., a Cayman Islands company (the “Borrower”), and BANK OF CHINA, Los Angeles Branch, a federally chartered branch of Bank of China Limited, a joint stock company incorporated in the People’s Republic of China with limited liability (the “Lender”).

WHEREAS, Borrower has requested Lender to extend credit to Borrower, and Lender has agreed to do so under the mutually agreed upon terms and conditions of such credit extension set forth herein.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION AND DEFINITIONS

Section 1.1 Definitions. The following terms are used in this Agreement with the following respective meanings:

“Adjusted Consolidated EBITDA” means, in relation to a Measurement Period, Consolidated EBITDA for the period adjusted by:

(a) including the operating result before interest, tax, depreciation, amortization and impairment charges (“EBITDA”) of a member of the Group or attributable to a business or assets acquired during the Measurement Period for that part of the Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; and

(b) excluding the EBITDA attributable to any member of the Group or to any business or assets sold during that Measurement Period.

“Advance” has the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating Moody’s/Fitch	Applicable Margin (basis points)

I	A2/A or higher	140
II	A3/A-	175
III	Baa1/BBB+	200
IV	Baa2/BBB	225
V	Baa3/BBB- or lower	250

Initially, the Applicable Margin shall be determined based upon the Pricing Level I. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by Borrower to Lender of notice thereof pursuant to Section 6.1(g) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Beijing Baidu Netcom” means Beijing Baidu Netcom Science Technology Co., Ltd., a limited liability company established under the laws of the People’s Republic of China.

“Business Day” means any day other than a day (i) which is a Saturday or a Sunday, (ii) on which commercial banks are not authorized to remain open for the regular transaction of international and domestic business in both Los Angeles, California and the People’s Republic of China.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 8.1.

Consolidated EBIT means, in relation to a Measurement Period, the aggregate of:

(a) the consolidated operating profits of the Group (including the results from discontinued operations) before finance costs and tax for that Measurement Period;

(b) plus or minus the Group’s share of the profits or losses of associates for that period (after finance costs and tax) and the Group’s share of the profits or losses of any joint ventures;

adjusted by:

(i) taking no account of any Exceptional Item;

(ii) taking no account of any unrealized gains or losses on any derivative instrument or other financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) which is reported through the income statement;

(iii) taking no account of any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme; and

(iv) taking no account of any expense referable to equity-settled share-based compensation of employees.

Consolidated EBITDA means, in relation to a Measurement Period, Consolidated EBIT for that Measurement Period after adding back any depreciation and amortization and taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the period of four fiscal quarters most recently ended to (b) Consolidated Interest Charges for the period of four fiscal quarters most recently ended.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Adjusted Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Subsidiary” means, with respect to any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Borrowings” means, in respect of the Group, at any time, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of Borrower drawn up at that time (or in the case of any guarantee, indemnity or similar assurance referred to in paragraph (i) below, the maximum liability under the relevant instrument):

(a) any moneys borrowed;

(b) any redeemable preference shares;

(c) any acceptance under any acceptance credit (including any dematerialized equivalent);

(d) any bond, note, debenture, loan stock or other similar instrument;

(e) any indebtedness under a finance or capital lease in accordance with GAAP;

(f) any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);

(g) any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(h) any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i) any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group, in each case, for the avoidance of doubt, excluding any indebtedness arising (a) in the ordinary course of trading and (b) between members of the Group.

“Credit Limit” means One Hundred Fifty Million Dollars ($150,000,000).

“Credit Line Outstanding” means as of any date the sum of the aggregate principal amount of all outstanding Advances on such date.

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Rating” means, as of any date of determination, the rating as determined by either Moody’s or Fitch (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Rating issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that corresponds to such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level V shall apply.

“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notice and the passage of any requisite period of time, constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.5.

“Disruption Event” means:

(a) a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Loan Documents, which is not caused by, and is beyond the control of, any of the parties to this Agreement; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party to this Agreement preventing it, or any other party to this Agreement from:

(i) performing its payment obligations under the Loan Documents; or

(ii) communicating with other parties under the Loan Documents, and which is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Dollars” or “$” means the lawful currency of the United States of America.

“Environmental Laws” means the Comprehensive Environmental Response Compensation and Recovery Act, the Hazardous Materials Transportation Act, the Resources Conservation and Recovery Act, the Federal Water Pollution Act, the Toxic Substance Control Act, and the Occupational Safety and Health Act, as such laws have been amended or supplemented, and any federal state or local statute, ordinance, rule, or regulation concerning the environment in effect.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Group” means Borrower, any Subsidiary of Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, or any such Subsidiary, are treated as a single employer under Section 414 of the Code.

“Event of Default” has the meaning set forth in Section 7.1.

“Exceptional Item” means any material item of income or expense that represents:

(a) any gain or loss arising from:

(i) write-downs of inventories to net realizable value or of property, plant and equipment to recoverable amount, and reversals of such write-downs;

(ii) restructuring the activities of the Group or any member of the Group and any reversals of any provision for the costs of restructuring;

(iii) disposals of items of property, plant or equipment;

(iv) disposals of investments; or

(v) disposals or settlements of liabilities of any member of the Group that fall within the definition of “Consolidated Total Borrowings”; or

(b) any gain of a highly unusual or non-recurring nature; or

(c) any gain or loss arising from a transaction entered into otherwise than in the carrying on of the normal core business operations of the Group.

“FATCA” means Section 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b) of the Code or any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Statements and Interpretations of the Financial Accounting Standards Board, FASB Staff Positions, Accounting Research Bulletins and Accounting Principles Board and Opinions of the American Institute of Certified Public Accountants, or agencies with similar functions of comparable stature and authority within the U.S. accounting profession, which are applicable to the circumstances as of the date of determination, including the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, in each case consistently applied.

“Governmental Action” means any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof or any governmental, quasi- governmental, judicial, public or regulatory instrumentality, authority, body or entity, including the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank and any comparable authority.

“Governmental Rule” means any treaty, law, rule, regulation, ordinance, order, code, judgment, decree, directive, interpretation, request, guideline, policy or similar form of decision of any Governmental Authority, including, without limitation, Environmental Laws and ERISA.

“Group” means Borrower and its Subsidiaries.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means any guarantor (if any) at any time guaranteeing Borrower’s obligations hereunder.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Interest Payment Date” means, for payments of interest with respect to the Loan, the end of the Interest Period applicable to the extension of credit in question and, in any event, the Maturity Date.

“Interest Period” means (a) initially, the period commencing on the date of the disbursement of the cash Advance in question and ending three months later, as selected by Borrower in accordance with Section 2.4 of this Agreement; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending three months later, as selected by Borrower in accordance with Section 2.4 of this Agreement; provided that:

(i) any Interest Period that would otherwise end on a day that is not a LIBOR Banking Day shall be extended to the next succeeding LIBOR Banking Day unless such LIBOR Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Banking Day;

(ii) any Interest Period that begins on the last LIBOR Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Banking Day of the calendar month at the end of such Interest Period; and

(iii) the last Interest Period hereunder shall end on the Maturity Date.

“Laws” means, collectively, all federal, state and local statutes, executive orders, treaties, rules, guidelines, regulations, ordinances, codes and administrative authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders of any Governmental Authority, including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Laws.

“Lending Office” means the Los Angeles Branch office of Bank of China, or the successor in interest to that office as to the Loan.

“LIBOR Banking Day” means any Business Day on which dealings in U.S. dollars are carried on in the London interbank market.

“LIBOR Rate” means, for any Interest Period, a rate per annum determined by Lender pursuant to the following formula:

LIBOR Rate	=	LIBOR Screen Rate
1.00 minus Reserve Percentage

Where,

“LIBOR Screen Rate” means, for such Interest Period, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Lender from time to time) at approximately 11:00 a.m., London time, two LIBOR Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, and

“Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to Lender, under regulations issued from time to time by the Federal Reserve Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means the Revolving Loan.

“Loan Documents” means this Agreement, the Revolving Note, any application for cash Advances and each other document, agreement, instrument or certificate executed and delivered by Borrower in connection with the transaction contemplated by this Agreement and each of the other Loan Documents.

“Material Adverse Effect” means a material adverse change in the business or financial condition of Borrower and its Consolidated Subsidiaries, considered as a whole.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Maturity Date” means December 8, 2017.

“Measurement Period” means the last four full financial quarters of Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other BOC Group Indebtedness” means any other Indebtedness of Borrower to Bank of China Limited or any of its subsidiaries or affiliates.

“Other Taxes” means any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document.

“Pari Passu” means, with respect to any Indebtedness of Borrower, the same rank and privileges.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, or any other entity or organization, including any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means for any day the variable rate of interest per annum equal to the highest rate published from time to time in the “Money Rates” section of The Wall Street Journal as the Prime Rate for such day (or, if such source is not available, such alternate source as determined by Lender).

“Regulation U” means Regulation U of the Federal Reserve Board of Governors, as in effect from time to time.

“Regulatory Change” shall mean the introduction of or any change in or in the interpretation of any Law or Lender’s compliance therewith.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer or any other officer or representative of Borrower, authorized by the board of directors, in each case as set forth in a written notice from Borrower to Lender. Lender may conclusively rely on each such notice unless and until a subsequent writing shall be delivered by Borrower to Lender that identifies the prior writing that is to be superseded and stating that it is to be so superseded. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of Borrower.

“Restricted Subsidiary” means, at any time, a Subsidiary of Borrower if the gross Tangible Assets or turnover of that Subsidiary then equal to or exceed 10 percent of the gross Tangible Assets or turnover of the Group, provided that in no circumstances shall Beijing Baidu Netcom be or become a Restricted Subsidiary.

For this purpose:

(a) subject to paragraph (b) below:

(i) the contribution of a Subsidiary of Borrower will be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of Borrower; and

(ii) the financial condition of the Group will be determined from the latest audited consolidated financial statements of Borrower;

(b) if a Subsidiary of Borrower becomes a member of the Group after the date on which the latest audited consolidated financial statements of Borrower were prepared:

(i) the contribution of the Subsidiary will be determined from its latest financial statements; and

(ii) the financial condition of the Group will be determined from the latest audited consolidated financial statements of Borrower but adjusted to take into account any subsequent acquisition or disposal of a business or a company (including that Subsidiary);

(c) the contribution of a Subsidiary will, if it has Subsidiaries, be determined from its consolidated financial statements;

(d) if a Restricted Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Restricted Subsidiary and the other member of the Group (if it is not Borrower or already a Restricted Subsidiary) will immediately become a Restricted Subsidiary;

(e) a Subsidiary of Borrower (if it is not already a Restricted Subsidiary) will become a Restricted Subsidiary on completion of any other intra-Group transfer or reorganization if it would have been a Restricted Subsidiary had the intra-Group transfer or reorganization occurred on the date of the latest audited consolidated financial statements of Borrower; and

(f) except as specifically mentioned in paragraph (d) above, a member of the Group will remain a Restricted Subsidiary until the next audited consolidated financial statements of Borrower show otherwise under paragraph (a) above.

If there is a dispute as to whether or not a member of the Group is a Restricted Subsidiary, a certificate of the auditors of Borrower will be, in the absence of manifest error, conclusive.

“Revolving Loan” means the revolving credit loan made to Borrower pursuant to Section 2.1 of this Agreement.

“Revolving Note” means the revolving credit promissory note substantially in the form attached hereto as Exhibit A, duly executed and delivered by Borrower, as the same may be amended, restated, supplemented, or otherwise modified at any time.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Tangible Assets of a person means its total assets, less:

(a) its net intangible assets; and

(b) goodwill.

“Taxes” means, with respect to any payment by Borrower under this Agreement or any other Loan Document, any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (other than Other Taxes), excluding, (i) in the case of Lender, taxes (including branch profits taxes and backup withholding of such taxes) imposed on or measured by its overall net income (however denominated), and franchise and similar taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which Lender, as the case may be, is organized or where Lender’s Lending Office is located or any other jurisdiction arising solely as a result of Lender’s being engaging in a trade or business in such jurisdiction for tax purposes, and (ii) any United States withholding tax imposed on payments by Borrower under this Agreement or any other Loan Document (including any taxes imposed under FATCA); and (iii) taxes attributable to Lender’s gross negligence or willful misconduct or the failure of Lender (or its successors) to comply with the terms of Section 3.1.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

Section 1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, on a basis consistently applied.

Section 1.3 Interpretation. In this Agreement, the singular includes the plural and the plural the singular; words imparting any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” are deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), recitals, exhibits, annexes or schedules are to those of this Agreement unless otherwise indicated; references to agreements and other contractual instruments are deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and references to Persons include their respective permitted successors and assigns. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE 2

THE LOAN

Section 2.1 Revolving Credit Line. Subject to the terms and conditions of this Agreement, Lender shall provide to Borrower a revolving credit line in the maximum amount not to exceed the Credit Limit (the “Revolving Loan”) available prior to the Maturity Date, consisting of cash Advances for purposes described in Section 6.6. Borrower may request Lender to make cash Advances (individually an “Advance” and collectively the “Advances”) from the date hereof until the Maturity Date. Within the limits of Lender’s commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.1, prepay under Section 2.3, and reborrow under this Section 2.1. The aggregate amount of outstanding Advances shall not exceed the Credit Limit at any one time. Borrower shall repay each cash Advance no later than the Maturity Date. Lender shall open and maintain on its books an account in Borrower’s name showing the aggregate amount of cash Advances made hereunder, repayments of Advances, computation and payment of interest, and other amounts due and paid hereunder. This account shall be conclusive and binding on Borrower as to the amount at any time due to Lender except in the case of manifest error in computation. The Revolving Loan shall be evidenced by the Revolving Note.

Section 2.2 Method of Disbursement of Advances. Each Advance shall be made on a London Banking Day as specified by Borrower to Lender by giving at least two (2) London Banking Days’ prior written notice to the proposed date of borrowing. Each request for an Advance by Borrower shall specify the proposed amount of the Advance and the account of Borrower with Lender to be credited.

Section 2.3 Early Repayments. Early repayment by Borrower of all or any part of the Credit Line Outstanding shall be permitted without premium or penalty (other than funding losses pursuant to Section 3.3) upon three (3) London Banking Days’ prior written notice to Lender, provided all accrued and unpaid fees and costs payable by Borrower, including any funding losses pursuant to Section 3.3, and all accrued and unpaid interest to such date are paid in full on the date of such repayment.

Section 2.4 Interest.

(a) Applicable Rate. Subject to the provisions of subsections (c) and (d) below and Section 3.2, the Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin.

(b) Selection of Interest Periods. Borrower shall designate Interest Periods for Advances made by Lender under the Loan by giving Lender irrevocable written notice of borrowing duly executed by Borrower (which notice must be received by Lender prior to 11:00 A.M., New York time, not less than two (2) London Banking Days prior to the first day of the requested Interest Period), specifying the first day of the requested Interest Period.

(c) Interest Payment Dates. Interest on the Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law (to the extent permitted by such Debtor Relief Law or other applicable Laws).

(d) Circumstances Where Prime Rate May Apply. Notwithstanding subsection (a) of this Section, in the event that and for so long as Lender has suspended its obligation to make or continue the Loan at the LIBOR Rate pursuant to Section 3.2 or Section 3.5 of this Agreement, the Loan shall automatically bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Prime Rate, as may be in effect from time to time.

Section 2.5 Overdue Payments. Overdue principal of the Loan and any other amount payable by Borrower hereunder that is overdue (including interest that is not paid when due) shall bear interest (to the extent permitted by law), payable on demand, for the actual number of days elapsed until paid, inclusive of the date on which such amount is due and exclusive of the date on which such amount is paid in full, at the rate per annum (the “Default Rate”) equal to the interest rate (including the Applicable Margin) otherwise applicable to the Loan (if no Interest Period is then applicable then a three month Interest Period shall be deemed to apply) plus two percent (2.00%) per annum.

Section 2.6 Other Payment Terms. All payments required to be made by Borrower under this Agreement shall be made not later than 12:00 noon, New York time, on the day when due, in immediately available funds in lawful money of the United States of America, without setoff or counterclaim, free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, to the account of Lender at Bank of China, Los Angeles Branch, ABA Number 026003269, account number 06001416, attention Nikky Tong, Reference Senior Unsecured Facility, Los Angeles Branch, or such other account of Lender as may be from time to time designated to Borrower.

Section 2.7 Computations. All computations of interest with respect to the Loan shall be made by Lender on the basis of a year of 360 days, for the actual number of days elapsed in the period in question. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.8 Payment on Non-Business Days. Whenever any payment to Lender under this Agreement shall be due on a day that is not a Business Day, the date of payment thereof shall be the immediately succeeding Business Day; provided, that, if such immediately succeeding Business Day shall fall in the next calendar month, then the date of payment thereof shall be the immediately preceding Business Day; any amendment of time shall be included in the computation of interest.

Section 2.9 Fees.

(a) Facility Fee. Borrower shall pay Lender on or before the Closing Date a nonrefundable commitment fee in the amount of ten basis points (0.10%) of the Loan, that is, One Hundred Fifty Thousand Dollars ($150,000.00), as a facility fee. In addition, Borrower shall pay Lender on or before the date that falls one year after the Closing Date (the “Anniversary Date”) an additional nonrefundable commitment fee in the amount of ten basis points (0.10%) of the Loan, that is, One Hundred Fifty Thousand Dollars ($150,000.00), as a facility fee (the “Additional Facility Fee”). In addition, Borrower shall pay Lender on or before the date that falls two years after the Closing Date (the “Second Anniversary Date”) an additional nonrefundable commitment fee in the amount of ten basis points (0.10%) of the Loan, that is, One Hundred Fifty Thousand Dollars ($150,000.00), as a facility fee (the “Second Additional Facility Fee”). The foregoing amounts shall not be refunded in the event the Loan fails to close (through no fault of Lender) or Borrower decides not to proceed with the Loan or Borrower decides not to request Advances under the Loan, provided that Borrower shall not pay the Additional Facility Fee to Lender if the Loan has been repaid or prepaid in full and the facility has been completely terminated not later than the Anniversary Date, and provided further that Borrower shall not pay the Second Additional Facility Fee to Lender if the Loan has been repaid or prepaid in full and the facility has been completely terminated not later than the Second Anniversary Date. Such amounts shall be retained by Lender and have been fully earned by Lender.

(b) Disbursement Fees Waiver. Lender agrees to waive all fees and commissions for and in connection with disbursements of funds under the Loan, and applications for and disbursements of cash Advances, into Borrower’s accounts with Lender.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.1 Taxes. Any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) if requested to do so by Lender, within 30 days after the date of such request, Borrower shall furnish to Lender the original or a copy of a receipt evidencing payment thereof. Lender agrees that with respect to all Taxes and Other Taxes covered by this Section, (A) Lender and its successors and assignees further agree that they shall deliver properly completed and executed forms or documentation prescribed by applicable law or as reasonably requested by Borrower as may be appropriate (including any documentation, forms, information or agreements required under FATCA) to eliminate or minimize any taxes on payments made pursuant to this Agreement and (B) Lender will take all actions reasonably requested by Borrower that are without risk or material cost to Lender to maintain all exemptions, if any, from taxes and will otherwise cooperate with Borrower to minimize any amounts payable by Borrower under this Section.

Section 3.2 Illegality. If Lender determines that any Regulatory Change occurring after the date of this Agreement has made it unlawful, or that any Governmental Authority has asserted that it is unlawful as a result of such Regulatory Change, for Lender to maintain the Loan with the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London market, then, on notice thereof by Lender to Borrower, any obligation of Lender to continue the Loan at the LIBOR Rate shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist (and Lender shall give such notice promptly upon receiving knowledge that such circumstances no longer exist), provided that, if Lender may lawfully continue to maintain the Loan at the LIBOR Rate until the end of the then-current Interest Period, Lender shall do so. Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

Section 3.3 Funding Losses. In the event of any prepayment of any portion of the Loan on a date other than the last day of the applicable Interest Period, Borrower shall reimburse Lender on demand for any breakage costs, losses or expenses actually incurred by Lender resulting from the reemployment of funds, as set forth in a certificate furnished by Lender to Borrower as to the amount of such costs, losses or expenses. Such certificate shall be conclusive evidence of the amount of such costs, losses or expenses, absent manifest error.

Section 3.4 Increased Costs. If, due to either (a) the imposition of or any change in or in the interpretation (by any Governmental Authority charged with the administration thereof) of any Governmental Rule or (b) the compliance by Lender with any Governmental Rule (whether or not having the force of law) on or after the date hereof, there shall be any increase in the cost to Lender of agreeing to make, making, funding or maintaining the Loan, in each case in a material amount, then Borrower shall from time to time, upon written demand by Lender, pay to Lender additional amounts sufficient to reimburse Lender for such increased costs. Such demand shall be accompanied by a certificate of a duly authorized officer of Lender as to the amount of such increased cost and the basis therefor, and such certificate shall be conclusive and binding for all purposes, absent manifest error. Lender shall give written notice to Borrower of any event that will result in any such increased cost, as promptly as practicable after it obtains knowledge thereof and determines to request reimbursement of such increased cost.

Section 3.5 Inability to Determine Rates. If Lender determines that for any reason in connection with the Loan that (a) deposits in Dollars are not being offered to banks in the London market for the applicable amount of the Loan and the Interest Period, (b) adequate and reasonable means do not exist for determining the LIBOR Screen Rate for any requested Interest Period with respect to the Loan, or (c) the LIBOR Screen Rate for any requested Interest Period with respect to the Loan does not adequately and fairly reflect the cost to Lender of maintaining the Loan at the LIBOR Rate, Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to maintain the Loan at the LIBOR Rate shall be suspended until Lender revokes such notice.

Section 3.6 Matters Applicable to All Requests for Compensation. A certificate of Lender claiming compensation under Sections 3.3 or 3.4 shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive if prepared reasonably and in good faith. In determining such amount, Lender may use any reasonable averaging and attribution methods. Notwithstanding anything to the contrary contained in this Agreement, Sections 3.2 through 3.5 shall not apply to Taxes or Other Taxes, and all indemnification (including with respect to increased costs and reduction in amounts received) relating to or attributable to taxes shall be governed solely and exclusively by Section 3.1.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Initial Advance. The existence of the following conditions and the receipt of the following documents and evidence by Lender on or before the Closing Date, in form and substance satisfactory to Lender, comprise conditions precedent to the initial Advance under the Loan, pursuant to the terms hereof:

(a) this Agreement and the Revolving Note, duly executed by Borrower;

(b) the other Loan Documents, duly executed by Borrower, as applicable;

(c) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as Lender may reasonably require evidencing Borrower’s authority to execute, deliver and perform this Agreement and to borrow the Loan from Lender hereunder and the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents substantially in the form set forth in Exhibit B;

(d) such documents and certifications as Lender may reasonably require to evidence that Borrower is duly organized or formed, and that Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(e) an opinion of Maples and Calder, Cayman Islands counsel to Borrower, and an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to Borrower, each addressed to Lender, regarding such matters concerning Borrower and the Loan Documents as Lender may reasonably request;

(f) a certificate signed by a Responsible Officer of Borrower substantially in the form set forth in Exhibit C, stating that:

(i) the representations and warranties contained in Article 5 hereof are correct in all material respects on and as of the disbursement date of the initial Advance,

(ii) no event has occurred and is continuing that constitutes an Event of Default, and

(iii) the current Debt Ratings as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date;

(g) Any fees required to be paid by Borrower to Lender on or before the Closing Date shall have been paid;

(h) such other documents as Lender may reasonably request; and

(i) The Closing Date shall have occurred on or before December 9, 2014.

Section 4.2 Conditions Precedent to Advances of Loan. Each disbursement of the Loan shall be subject to the further conditions precedent that on the date of such disbursement:

(a) The conditions set forth in Section 4.1 have been and remain fully satisfied or duly waived; and

(b) The following statements shall be true and, if requested by Lender, Lender shall have received a certificate signed by a duly authorized officer of Borrower (or, failing that, a request for Advance shall be deemed such certification) dated not later than the date of such disbursement of the Loan, stating that:

(i) The representations and warranties contained in this Agreement are correct on and as of the date of such Loan as though made on and as of such date;

(ii) No Event of Default has occurred and is continuing, or would result from such Loan;

(iii) Such Loan will be used for the purposes permitted under this Agreement; and

(c) Lender shall have received such other approvals, opinions, or documents as Lender may reasonably request.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the date hereof and as of the Closing Date as set forth below.

Section 5.1 Formation and Existence. Borrower is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Borrower is in compliance with all Laws except (i) where failure to be so could not reasonably be expected to cause a Material Adverse Effect or (ii) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

Section 5.2 Authority; Governmental Authorization. The execution, delivery and performance by Borrower of the Loan Documents to which it is or is to be a party is within Borrower’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect, or filing with, any Governmental Authority except such as have been obtained and do not contravene (a) Borrower’s Memorandum and Articles of Association, or (b) any Governmental Rule or contractual restriction binding on Borrower where such, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

Section 5.3 Binding Effect. This Agreement constitutes, and the Revolving Note and other Loan Documents when executed and delivered by Borrower will constitute, valid and binding obligations of Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Law or by equitable principles relating to enforceability.

Section 5.4 Financial Statements; No Material Adverse Effect.

(a) The financial statements dated June 30, 2014 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Since the date of the financial statements dated June 30, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.5 Litigation. There is no pending or (to the knowledge of Borrower) threatened action or proceeding affecting Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator in which there is a reasonable likelihood of an adverse decision which could have a Material Adverse Effect with respect to Borrower or any of its Subsidiaries, or which contests the validity of this Agreement or any Loan Document.

Section 5.6 Taxes. The Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 5.7 Disclosure. All written information heretofore furnished by Borrower to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by Borrower to Lender will, on the date as of which such information is delivered or certified, not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.8 Margin Regulations; Investment Company Act. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. None of Borrower, any Person controlling Borrower, or any Subsidiary of Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.9 Compliance with ERISA. Each member of the ERISA Group is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan.

Section 5.10 Senior Indebtedness. The Obligations shall rank senior to or Pari Passu with respect to all unsecured Indebtedness of Borrower, except for obligations mandatorily preferred by law applying to companies generally.

ARTICLE 6

COVENANTS

Borrower agrees to observe the following covenants so long as any amount remains unpaid under this Agreement.

Section 6.1 Information. Borrower will deliver to Lender:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, either, at Lender’s discretion, audited by independent public accountants of nationally recognized standing or prepared by Borrower and certified by the chief executive officer of Borrower.

(b) as soon as available and in any event within 45 days after the end of each of fiscal quarter of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of Borrower’s fiscal year ended at the end of such quarter setting forth in the case of such statements of income and cash flow in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s fiscal year, either, at Lender’s discretion, compiled by independent public accountants of nationally recognized standing or prepared by Borrower.

(c) concurrently with the delivery of the financial statements referred to in Section 6.1(b), a duly completed compliance certificate signed by Borrower’s chief financial officer substantially in the form of Exhibit D certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(d) within five days after any Responsible Officer of Borrower obtains knowledge of any Default in respect of Borrower, if such Default is then continuing, a certificate of the chief financial officer or a director of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Lender pursuant hereto;

(f) promptly, and in any event within ten Business Days after receipt thereof by Borrower or any Subsidiary thereof, copies of each material notice or other material correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation for material misstatement by such agency regarding financial or other operational results of Borrower or any of its Subsidiaries, provided that such material notice or other material correspondence can be disclosed to Lender without breaching any requirement of confidentiality;

(g) notice of any announcement by Moody’s or Fitch of any change or possible change in a Debt Rating; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

Section 6.2 Conduct of Business and Maintenance of Existence. Borrower will continue to engage principally in business of the same general type as conducted by Borrower on the Closing Date, and business reasonably related or incidental thereto and will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 6.2 shall prohibit (i) any merger or consolidation involving Borrower which is permitted by Section 6.5, (ii) the merger of a Subsidiary into Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default with respect to Borrower shall have occurred and be continuing, (iii) the termination of the corporate existence of any Subsidiary if Borrower in good faith determines that such termination is in the best interest of Borrower and is not materially disadvantageous to Lender, or (iv) any other transaction approved by Lender.

Section 6.3 Compliance with Laws. Borrower will comply in all material respects with all applicable Laws (including without limitation Environmental Laws and ERISA and the rules and regulations thereunder) except where failure to do so would have a Material Adverse Effect.

Section 6.4 Negative Pledge. Borrower will not pledge or otherwise subject to any Lien any of its property or assets to secure any Indebtedness unless the Loan and the Obligations of Borrower under this Agreement are secured by such Lien equally and ratably with all other obligations secured thereby so long as such other obligations shall be so secured; provided, however, that such covenant will not apply to:

(a) the pledge of any assets of Borrower to secure any financing by Borrower of the exporting of goods to or between, or the marketing thereof in, jurisdictions other than the United States in connection with which Borrower reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a Lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

(b) any deposit of assets of Borrower in favor of any governmental bodies to secure progress, advance or other payments under a contract or statute;

(c) any Lien or charge on any property of Borrower, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

(d) bankers’ liens or rights of offset;

(e) any Lien securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debt, if made and continuing in the ordinary course of business;

(f) any Lien existing as of the date of this Agreement;

(g) any Lien comprising a netting, set-off or cash-pooling arrangement entered into by Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(h) any Lien arising by virtue of any payment or close out netting or set-off arrangement pursuant to any Swap Contract entered into by Borrower but excluding any Lien under a credit support arrangement;

(i) any Lien arising by operation of law and in the ordinary course of business;

(j) any Lien on an asset, or an asset of any person, acquired by Borrower after the date of this Agreement but only for a period of six (6) months from the date of acquisition and to the extent that the principal amount secured by that Lien has not been incurred or increased in contemplation of, or since, the acquisition;

(k) any Lien arising under any retention of title, hire purchase or conditional sale arrangement or arrangement having similar effect in respect of goods supplied to Borrower in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by Borrower;

(l) any Lien over goods or documents of title arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

(m) any Lien provided with the prior consent of Lender;

(n) any Lien securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of any Lien given by Borrower other than any Lien permitted under the preceding sub-paragraphs) does not exceed RMB 700,000,000 (or its equivalent in another currency or currencies); or

(o) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien, charge or pledge referred to in the foregoing clauses (a) to (n), inclusive, of this Section 6.4; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Section 6.5 Consolidations; Mergers and Sales of Assets. Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease (whether in one transaction or in a series of transactions) all or substantially all of its properties and assets to any Person, unless Lender gives its prior written consent or:

(a) Borrower shall be the continuing or surviving Person;

(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Borrower as a result of such transaction as having been incurred by Borrower at the time of such transaction, no Default with respect to Borrower shall have happened and be continuing;

(c) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of Borrower would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by Section 6.4 hereof, Borrower takes such steps as shall be necessary effectively to secure the Loan and the Obligations of Borrower under this Agreement equally and ratably with (or prior to) all indebtedness secured thereby; and

(d) Borrower has delivered to Lender a certificate signed by a Responsible Officer, together with a written opinion or opinions of counsel satisfactory to Lender, stating that such transaction complies with this Section 6.5 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.6 Use of Proceeds. The proceeds of the Loan will be used (1) for general corporate purposes (including research and development and mergers and acquisitions) and working capital needs for Borrower’s operations worldwide except Borrower’s operations in China and (2) to refinance, repay and/or prepay existing credit facilities in part or in whole and pay fees and expenses incurred in overseas markets excluding China. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 6.7 Operating Account with Lender. Borrower shall maintain an operating account with Lender for loan payment purposes and other corporate purposes at all times during the term of this Agreement.

Section 6.8 Financial Covenants.

(a) Borrower shall maintain a Consolidated Interest Coverage Ratio greater than 1.40 to 1.00, as of the end of each fiscal quarter.

(b) Borrower shall maintain a Consolidated Leverage Ratio less than 3.00 to 1.00, as of the end of each fiscal quarter.

(c) Any amount in a currency other than Dollars is to be taken into account at its Dollar equivalent calculated on the basis of:

(i) Lender’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Dollars at or about 11:00 a.m. on the day the relevant amount falls to be calculated; or

(ii) if the amount is to be calculated on the last day of a financial period of Borrower, the relevant rates of exchange used by Borrower in, or in connection with, its financial statements for that period.

(d) No item must be credited or deducted more than once in any calculation under this Section 6.8.

Section 6.9 Address for Service of Process. Borrower shall maintain an office in the United States for service of process pursuant to Section 8.2 and Section 8.11(e).

ARTICLE 7

EVENTS OF DEFAULT

Section 7.1 Events of Default. If any of the following events (each an “Event of Default”) occurs and is continuing:

(a) Borrower fails to repay when due any principal of the Loan or shall fail to pay within five (5) days of the due date thereof any interest on the Loan, any fees or any other amount payable by it hereunder unless the non-payment;

(i) is caused by technical or administrative error and is remedied within ten Business Days of the due date; or

(ii) is caused by a Disruption Event and is remedied within ten Business Days.

(b) Borrower fails to observe or perform any covenant contained in Article 6 (other than any of the covenants set out in Section 6.8) unless the failure to observe or perform:

(i) is capable of remedy; and

(ii) is remedied with 20 Business Days of the earlier of Lender giving notice of the failure to observe or perform to Borrower and Borrower becoming aware of the failure to observe or perform.

(c) Borrower fails to observe or perform any covenant contained in Section 6.8.

(d) Borrower fails to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b) or (c) above) for 20 Business Days after the earlier of (i) Lender giving notice of the failure to observe or perform to Borrower and (ii) Borrower becoming aware of the failure to observe or perform;

(e) any representation, warranty, certification or statement made by Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made), unless the circumstances giving rise to the misrepresentation or breach of warranty:

(i) are capable of remedy; and

(ii) are remedied within 20 Business Days of the earlier of Lender giving notice of the misrepresentation or breach of warranty to Borrower and Borrower becoming aware of the misrepresentation and breach of warranty.

(f) Borrower fails to observe or perform any covenant or agreement contained in any loan agreement or other document governing any Other BOC Group Indebtedness beyond any applicable grace or cure period;

(g) Indebtedness for borrowed money of Borrower or a Restricted Subsidiary in an aggregate amount in excess of US$50,000,000 shall not be paid when due or shall be accelerated prior to its stated maturity date and, within ten days after written notice thereof is given to Borrower by Lender, such indebtedness shall not be discharged or such acceleration shall not be rescinded or annulled;

(h) Borrower shall commence or consent to the commencement of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(i) judgments or orders for the payment of money in excess of US$50,000,000 in the aggregate shall be rendered against Borrower or any Restricted Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;

then, and in every such event, but subject always to the provisions of Section 7.1, Lender may declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document by Borrower to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Amendments, Etc.. No amendment or waiver of any provision of this Agreement, and no consent to any departure of Borrower therefrom, shall in any event be effective unless the same is in writing and signed by Lender and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.2 Notices, Etc.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder (including service of process pursuant to Section 8.11) shall be in writing (including by facsimile transmission), and shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by Borrower in a notice to Lender:

Baidu, Inc.

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085, P.R. China

Attention: FP&A Department, Zhou Wenjun

Telephone: 021-61907940

(ii) if to Lender, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by Lender in a notice to Borrower:

Bank of China, Los Angeles Branch

444 S. Flower St., 39th Floor

Los Angeles, CA 90071

Attention: Jason Fu and Nikky Tong

Telephone: 213-688-8700 Ext: 235 and 233

Facsimile: 213-688-7720

Except as otherwise set forth herein, all such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on Borrower and Lender. Borrower may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.1, and to distribute Loan Documents (or amendments or waivers thereto) for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Lender. Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of a Responsible Officer of Borrower or any other Person designated in writing by a Responsible Officer of Borrower to Lender even if (i) such notices were not otherwise made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Lender from all losses, costs, expenses and liabilities resulting from the reliance by it on each notice purportedly given by or on behalf of a Responsible Officer of Borrower or any other Person designated in writing by a Responsible Officer of Borrower to Lender. All telephonic notices to and other communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

Section 8.3 No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other rights. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 8.4 Costs and Expenses. Borrower agrees to pay promptly on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement and the documents delivered hereunder, including the fees and out-of-pocket expenses of counsel for Lender with respect thereto and with respect to advising Lender as to its rights and responsibilities under this Agreement. Borrower further agrees to pay promptly on demand all costs and expenses, if any (including reasonable fees and expenses of counsel), in connection with the enforcement of this Agreement and the documents delivered hereunder and in connection with any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law. The agreements in this Section shall survive the repayment of all other Obligations.

Section 8.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns; provided, however, that Borrower may not assign any of its rights and obligations under this Agreement without the prior written consent of Lender. Lender shall, from time to time, be permitted to transfer, negotiate, assign or sell participations to one or more Affiliates of Lender, provided that in no event shall any participant become a party to this Agreement or be treated as Lender hereunder for any purpose, nor shall any participant have any rights against Borrower, but rather such participants shall have recourse only to Lender under such participations, and in calculating any additional amounts owing to Lender under Article 3 hereof, any participation referred to in this Section shall be disregarded as if there had been no such participation. Lender shall not transfer, negotiate or assign any of its rights or obligations under the Loan or sell participations in respect of the Loan other than to an Affiliate of Lender without the prior written consent of Borrower. No participant shall have any right to enforce this Agreement or approve any amendment, modification or waiver hereto, nor shall any participant be entitled to the benefits of any provisions of this Agreement. Lender may pledge all or a portion of its rights and obligations hereunder to any Federal Reserve Bank or any other Governmental Authority as collateral security.

Section 8.6 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all obligations of Borrower now or hereafter existing under this Agreement or the Revolving Note, then due and owing irrespective of whether or not Lender shall have made any demand under this Agreement or the Revolving Note. Lender agrees to notify Borrower promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender may have.

Section 8.7 Borrower Identification. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow Lender to identify such Loan Party in accordance with the Act.

Section 8.8 Indemnity. Borrower agrees to indemnify Lender and its affiliates and their respective directors, officers, employees, advisors and agents (each an “Indemnified Party”) from and against all losses, settlement costs, liabilities, penalties, claims, damages or expenses that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or by reason of (including without limitation in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement and the Revolving Note, the use of the proceeds thereof, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and to reimburse each Indemnified Party promptly upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity and reimbursement obligations will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they resulted from the bad faith, willful misconduct or gross negligence of such Indemnified Party. Notwithstanding anything to the contrary contained in this Agreement, (i) this Section 8.8 shall not govern any indemnification or other amounts relating to or attributable to taxes, and (ii) all indemnification and other amounts relating or attributable to taxes shall be governed solely and exclusively by Section 3.1.

Section 8.9 Payment Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises any right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

Section 8.10 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUSIVE OF ITS CONFLICT OF LAWS RULES).

Section 8.11 Dispute Resolution.

(a) Amicable Consultation and Negotiation. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement and the other Loan Documents, or the breach, termination or validity of any of the aforementioned agreements (“Dispute”) shall first be attempted to be settled through friendly consultations between the parties. If a Dispute arises under this Agreement, any party shall send a written notice of the Dispute to the other party, in accordance with the requirements of Section 8.2, and in that notice it shall request that the parties’ officers meet within ten (10) days at a mutually agreed time and place to discuss and negotiate the Dispute. The meeting may be held via teleconference.

(b) Arbitration. If settlement is not reached within thirty (30) days after the written notice of Dispute is served by any party on the other party in a manner specified in Section 8.2, the Dispute shall be submitted to mandatory, final and binding arbitration before the International Centre for Dispute Resolution (the “ICDR”) of the American Arbitration Association (the “AAA”) in accordance with the ICDR’s International Arbitration Rules in effect at the time of filing of the demand for arbitration. Subject to Section 8.11(a), arbitration shall be the sole and exclusive forum for resolution of the Dispute, and the arbitral award shall be in writing, state the reasons for the award and be final and binding. Judgment thereon may be entered in any court of competent jurisdiction. The place of arbitration shall be in the Borough of Manhattan, New York, New York, United States of America. There shall be three arbitrators. The parties each will select one arbitrator within 30 days of the receipt by the respondent of a copy of the demand for arbitration. The two arbitrators so appointed shall nominate the third and presiding arbitrator (the “Chair”) within 30 days of the appointment of the second arbitrator (the three arbitrators shall be collectively referred to as the “Tribunal”). If either party fails to appoint an arbitrator, or if the two-party appointed arbitrators fail to appoint the Chair within the time periods specified herein, such arbitrator shall, at the request of either party, be appointed by the ICDR. The arbitration will be conducted, and the arbitral award shall be rendered in the English language. The parties hereby irrevocably waive their rights to contest, dispute or otherwise oppose the recognition and enforcement of the arbitral award by ICDR in any proceedings, on the grounds of “invalidity” of the arbitration agreement or the grounds of the ICDR’s lack of authority or jurisdiction to settle the dispute. The prevailing party, as determined by the Tribunal, shall be entitled to recover its reasonable costs (including the arbitration fees) and attorneys’ fees from the non-prevailing party; provided, however, that if the Tribunal determine that both parties were at fault, the Tribunal shall apportion responsibility for such costs and expenses between the parties based on each party’s comparative responsibility as determined by the Tribunal.

(c) Competent Court Election. Notwithstanding any of the preceding paragraphs (a) and (b) and without affecting any of its rights and interests thereunder, Lender, and only Lender may, in its sole discretion, elect to bring the Dispute to the competent court for Haidian District, Beijing (the “Competent Court”), People’s Republic of China against Borrower for a resolution of the Dispute. Lender may only bring a Dispute before the Competent Court, pursuant to this Section 8.11(c). If Lender elects to solve the Dispute through judicial proceeding before the Competent Court, Borrower irrevocably and unconditionally:

(i) consents to any suit, action or proceeding arising out of or relating to this Agreement being brought against it by Lender in any such court;

(ii) waives any objection which it may have now or hereafter to the laying of the venue of any such suit, action or proceeding under this Section 8.11(c), in any such court, or claim that any such suit, action or proceeding under this Section 8.11(c), has been brought in an inconvenient forum; or right to petition to compel consultation and arbitration under Section 8.11(a) and (b) above;

(iii) acknowledges the competence of any such court, submits to the jurisdiction of any such court in any such suit, action or proceeding and agrees that the final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in the courts of the People’s Republic of China or all and any of the other jurisdictions where it maintains assets, provided that service of process is effected upon Borrower in the manner specified below or as otherwise permitted by Law.

(d) Equitable Relief and Protective Measures. Notwithstanding any of the preceding paragraphs (a) and (b), and without affecting any of the rights and interests of Lender thereunder, the Borrower acknowledges and agrees that the covenants herein are reasonable and necessary for the protection of the legitimate business interests of Lender, that irreparable injury will result to Lender if Borrower breaches any of the terms of the covenants and obligations under this Agreement and the other Loan Documents, and that in the event of actual or threatened breach of any such obligations and covenants, Lender will not have an adequate remedy at law. Borrower accordingly agrees that in the event of any actual or threatened breach of any such obligations and covenants, (i) Lender shall be entitled to immediate protective order, and temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages at any competent court, subject to hearing as soon thereafter as practicable and (ii) Lender shall be entitled to reasonable attorneys’ fees to enforce this Agreement. Nothing shall prohibit Lender from pursuing any other remedies available to it for such breach or threatened breach, including without limitation the recovery of any damages which it is able to prove; the withholding or setoff of any amount otherwise owing from the Lender to the Borrower; and any other remedies set forth in this Agreement and the other Loan Documents. Lender may pursue any remedies available in any combination or sequence, and all remedies of Lender will be deemed cumulative with and not exclusive of any other remedy conferred in this Agreement, by law or equity, or otherwise, and the exercise by Lender of any one remedy will not preclude the exercise of any other remedy. The existence or assertion of any claim or cause of action of Borrower against Lender, whether arising under this Agreement or otherwise, shall not constitute a defense to the granting or enforcement of injunctive relief or any other remedy. Lender, its direct or indirect Affiliates and their respective successors and assigns shall have full rights to enforce all terms of this Agreement and the other Loan Documents.

(e) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 8.12 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from it to Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Lender of any sum adjudged to be so due in the Judgment Currency, Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Lender from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Lender in such currency, Lender agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 8.13 Miscellaneous. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. No provision in this Agreement that is held to be inoperable, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions hereof are hereby declared to be severable. This Agreement contains the entire agreement of the parties with respect to the matters contemplated herein, and supersedes all prior negotiations or promises between the parties with respect thereto. The headings contained in this Agreement are for convenience of reference and shall not affect the construction hereof.

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IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BAIDU, INC.,
a Cayman Islands company

By:	/s/ Jennifer Xinzhe Li
Name:	Jennifer Xinzhe Li
Title:	Chief Financial Officer

BANK OF CHINA, Los Angeles Branch

By:	/s/ Ruisong Zhao
Name:	Ruisong Zhao
Title:	SVP & Branch Manager

EXHIBIT A

REVOLVING CREDIT PROMISSORY NOTE

SENIOR UNSECURED CREDIT FACILITY

$150,000,000.00	Date: December 9, 2014

For value received, the undersigned, BAIDU, INC., a Cayman Islands company (the “Borrower”), hereby promises to pay to the order of THE BANK OF CHINA, Los Angeles Branch, a federally chartered branch of Bank of China Limited, a joint stock company incorporated in the People’s Republic of China with limited liability (the “Lender”), the principal amount of One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) or so much thereof as shall have been disbursed in accordance with the terms of that certain Loan Agreement of even date herewith (the “Loan Agreement”) between Borrower and Lender and remains un- repaid and outstanding. Borrower promises to pay interest on the outstanding principal amount of the Loan (as defined in the Loan Agreement) from the Closing Date until such principal amount is repaid in full, at such interest rate or rates, and payable at such times, as specified in the Loan Agreement. Borrower shall repay principal and pay interest in lawful money of the United States and in immediately available funds. Any amount of principal or interest that is not repaid or paid when due shall, as provided in the Loan Agreement, bear interest at the Default Rate, payable on demand. Any capitalized term not defined herein shall have the meaning given to it in the Loan Agreement.

Lender is hereby authorized to maintain records of account, evidencing the date and amount of each extension of credit hereunder, each payment of principal and interest, and applicable interest rates and other information with respect thereto. Such records shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure to make a notation or the inaccuracy of any notation shall not limit or otherwise affect the obligations of Borrower hereunder or under the Loan Agreement or any other documents, instruments, or agreements relating hereto.

This Note is the “Revolving Note” referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement contains provisions for, among other things, acceleration of the maturity hereof upon the happening of certain stated events. Borrower and all other persons liable or to become liable on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, and releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.

BAIDU, INC.,
a Cayman Islands company

By:	/s/ Jennifer Xinzhe Li
Name:	Jennifer Xinzhe Li
Title:	Chief Financial Officer

EXHIBIT B

DIRECTOR’S CERTIFICATE

OF

BAIDU, INC.

The undersigned hereby certifies that he is a duly appointed and elected Director, Chairman of the Board of Directors and Chief Executive Officer of BAIDU, INC., a Cayman Islands company, (the “Borrower”), and does hereby further certify on behalf of the Borrower in connection with that certain Loan Agreement, dated as of December 9, 2014 between the Borrower and Bank of China, Los Angeles Branch, as Lender (the “Loan Agreement”; terms defined in the Loan Agreement shall have the same meanings in this certificate) that:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the Borrower’s Certificate of Incorporation, together with all amendments thereto, and as in effect on and as of the date hereof, certified as of December 9, 2014.

2. Attached hereto as Exhibit B is a true, correct and complete copy of the Borrower’s Memorandum and Articles of Association, together with all amendments thereto, as in effect on and as of the date hereof.

3. Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance of the Loan Agreement and the other Loan Documents, and approving and authorizing Advances from time to time under the Loan Agreement, which resolutions remain in full force and effect without modification or amendment on and as of the date hereof.

4. Attached hereto as Exhibit D is a list of Responsible Officers of the Borrower. The listed persons are duly qualified and acting officers or directors of the Borrower duly elected or appointed to the offices set forth opposite the name of such person, or are otherwise authorized by the Borrower to execute the Loan Agreement and the other Loan Documents and are authorized by the Borrower to request Advances from time to time under the Loan Agreement, and each such person who, on behalf of the Borrower, signed the Loan Agreement or any other Loan Document or who is authorized to request Advances was duly elected or appointed, qualified and acting as such officer, director or authorized signatory at the time of such signing and delivery, and the signature of each such person appearing on such documents is such person’s genuine signature.

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IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the Borrower.

Dated: December 9, 2014	/s/ Robin Yanhong Li
	Name:	Robin Yanhong Li
	Title:	Director, Chairman of the Board and Chief Executive Officer

The undersigned hereby certifies that he is the duly appointed and acting President and Chief Executive Officer of the Borrower, and further certifies that Robin Yanhong Li is a duly elected and appointed Director, Chairman of the Board and Chief Executive Officer of the Borrower and the signature appearing above is his true and genuine signature.

/s/ Jennifer Xinzhe Li
Name:	Jennifer Xinzhe Li
Title:	Chief Financial Officer

EXHIBIT A TO DIRECTOR’S CERTIFICATE

Certificate of Incorporation

EXHIBIT B TO DIRECTOR’S CERTIFICATE

Memorandum and Articles of Association

EXHIBIT C TO DIRECTOR’S CERTIFICATE

Baidu, Inc.

(the “Company”)

Resolutions

WHEREAS, there has been presented to the Board of Directors of the Company a Loan Agreement (“Agreement”), to be dated as of December 9, 2014, between the Company, as borrower, on the one hand and BANK OF CHINA, Los Angeles Branch, a federally chartered branch of Bank of China Limited, a joint stock company incorporated in the People’s Republic of China with limited liability (the “Bank”) on the other hand, whereby, among other things, the Bank shall extend to the Company a loan in the aggregate amount of up to $150,000,000 and a revolving credit promissory note for the amount of $150,000,000 to be dated as of December 9, 2014 and to be issued by the Company in favor of the Bank (“Promissory Note”); and

WHEREAS, the directors of the Company have carefully reviewed the Agreement, the Promissory Note and all documents to be executed by the Company in connection therewith.

1. NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Company deems it to be in the best interests of the Company to enter into the Agreement and the Promissory Note with the Bank and to perform its obligations under the Agreement and the Promissory Note and all documents to be executed by the Company in connection therewith.

2. RESOLVED FURTHER, that the form of the Agreement and the Promissory Note be approved.

3. RESOLVED FURTHER, that Jennifer Xinzhe Li, being the Chief Financial Officer of the Company is hereby authorized and directed, on behalf of the Company to execute and deliver the Agreement and the Promissory Note, and all such other instruments, documents and certificates to be executed by the Company in connection therewith and to take all such further and other action in connection with these resolutions hereinabove adopted as he may deem necessary, advisable or proper to effectuate the intent and purpose of the resolutions, such necessity, advisability or propriety to be conclusively evidenced by his execution thereof or taking of such action.

EXHIBIT D TO DIRECTOR’S CERTIFICATE

Signature and Incumbency

Name	Title	Signature

Robin Yanhong Li	Director, Chairman and Chief Executive Officer	/s/ Robin Yanhong Li

Jennifer Xinzhe Li	Chief Financial Officer	/s/ Jennifer Xinzhe Li

EXHIBIT C

FORM OF CERTIFICATE

CERTIFICATE OF RESPONSIBLE OFFICER

As required by Section 4.1(f) of the Loan Agreement dated December 9, 2014 between BAIDU, INC., a Cayman Islands company, and BANK OF CHINA, Los Angeles Branch (the “Agreement”), I, Jennifer Xinzhe Li, do hereby certify that I am the Chief Financial Officer of BAIDU, INC. (the “Company”), and further certify on behalf of the Company that, to the best of my knowledge:

The representations and warranties contained in Article 5 of the Agreement are correct in all material respects on and as of the date of this Certificate; and

No event has occurred and is continuing that constitutes an Event of Default (within the meaning of that term as defined in the Agreement).

The current Debt Ratings as of the last day of the fiscal quarter of Borrower most recently ended prior to the date of this Certificate are as follows”

Fitch:

Moody’s:

Certified this 9th day of December, 2014.

/s/ Jennifer Xinzhe Li
Name:	Jennifer Xinzhe Li
Title:	Chief Financial Officer

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: September 30, 2014

To: Bank of China, Los Angeles Branch

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of December 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), Baidu, Inc., a Cayman Islands corporation (the “Borrower”), and Bank of China, Los Angeles Branch (“Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the Chief Financial Officer of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on the behalf of Borrower, and that:

1. Borrower has delivered the unaudited financial statements required by Section 6.1(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether any Default or Event of Default occurred during such fiscal period. To the best knowledge of the undersigned after making such review, no Default or Event of Default has occurred (whether during such fiscal period or otherwise) and is continuing on the date hereof.

4. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the Financial Statement Date.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of December 9, 2014.

BAIDU, INC.

By:	/s/ Jennifer Xinzhe Li
Name:	Jennifer Xinzhe Li
Title:	Chief Financial Officer